Exhibit 3.94
CCL Historical Maryland, Inc.

State of Delaware Secretary of State Division of Corporations Delivered 09:10 AM 04/22/2005 FILED 09:06 AM 04/22/2005 SRV 050325526 — 2719280 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CORECOMM MARYLAND, INC.
Pursuant to Sections 242, 245 and 303 of the
General Corporation Law of the State of Delaware
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          The undersigned officer of CoreComm Maryland, Inc. does hereby certify as follows:
          1. The name of the Corporation is CoreComm Maryland, Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 18, 1997, a Certificate of Change of Registered Agent was filed with the Secretary of State of Delaware on November 10, 1997.
          2. The Corporation filed on January 15, 2004 a voluntary petition for relief pursuant to the chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”).
          3. On April 13, 2005, the United States Bankruptcy Court for the Southern District of New York, entered an order (the “Order”) confirming the “Debtors’ Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” (as the name may be further amended, revised or modified, the “Plan”).
          4. The Plan and Order directs and authorizes, respectively, the Corporation to amend and restate its Certificate of Incorporation as set forth herein.
          5. Pursuant to the Plan, the Order and Sections, 242, 245 and 303 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.
          6. This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation pursuant to and in accordance with Section 303 of the General Corporation Law of the State of Delware.
          The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated in its entirety as follows:
ARTICLE I
          The name of the corporation (the “Corporation”) is: CoreComm Maryland, Inc.

ARTICLE II
          The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, Dover, County of Kent, Delaware 19901. The name of the registered agent at such address is National Registered Agents, Inc.
ARTICLE III
          The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
          The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall consist of shares of Common Stock, par value $0.01 per share (the “Common Stock”).
          The Corporation shall not issue any non-voting capital stock to the extent prohibited by Section 1123(a)(6) of the Title 11 of the United States Code (the “ Bankruptcy Code”); provided, however, that the provisions of this paragraph shall have no further force or effect beyond that required by Section 1123 of the Bankruptcy Code.
ARTICLE V
          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws (the “By-Laws”) of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of Directors shall be as from time to time fixed by, or in the manner provided in, the By-Laws.
ARTICLE VI
          In furtherance and not in limitation of the powers conferred by statue, the By-Laws may be made, altered, amended, or repealed by the stockholders or by the affirmative vote of the majority of the entire Board of the Directors.
ARTICLE VII
          Elections of Directors need not be by written ballot.
ARTICLE VIII
          The Corporation is to have perpetual existence.

ARTICLE IX
          (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware, including without limitation Section 145 of the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, final and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.
          (c) Expenses incurred in defending a civil or criminal action, suit or proceeding referenced above may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of any person so indemnified to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX.
          (d) The indemnification and other rights act forth in this Article IX shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.
          (e) Neither the amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rises to a right of indemnification or right to the reimbursement of expenses pursuant to this Article IX if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.
          (f) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:
     (i) for my breach of the director’s duty of loyalty to the Corporation or its stockholders;
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
     (iv) for any transaction from which the director derived an improper personal benefit.
ARTICLE X
          From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the Stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article X.
ARTICLE XI
          Meetings of Stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation of the Corporation to be signed by its officer this 22nd day of April, 2005.

CORECOMM MARYLAND, INC.
By:	/s/ Stephen Marotta
	Name:	Stephen Marotta
	Title:	Chief Restructuring Officer